Exhibit 4.7

Execution Version

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture, dated as of November 1, 2023 (this “Supplemental Indenture”), is among each of the entities listed on Exhibit A attached hereto (collectively, the “Additional Guarantors,” and each an “Additional Guarantor”), Permian Resources Operating, LLC (together with its successors and assigns, the “Company” or the “New Issuer”), as successor to Earthstone Energy Holdings, LLC (the “Original Issuer”), each other Guarantor under the Indenture referred to below, and U.S. Bank Trust Company, National Association, as Trustee under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Original Issuer, the Guarantors party thereto and the Trustee have heretofore executed and delivered an Indenture, dated as of April 12, 2022 (the “Base Indenture”), providing for the issuance of an aggregate principal amount of $550,000,000 of 8.000% Senior Notes due 2027 of the Company (the “Notes”);

WHEREAS, the Original Issuer, the Guarantors party thereto and the Trustee have heretofore executed and delivered a First Supplemental Indenture, dated as of August 15, 2023 (the “First Supplemental Indenture”), which supplemented the Base Indenture (the Base Indenture as so supplemented, the “Indenture”), pursuant to which additional entities unconditionally guaranteed, on a joint and several basis with the other then-existing Guarantors, the Obligations pursuant to Article X of the Indenture;

WHEREAS, on August 21, 2023, the Original Issuer and Earthstone Energy Inc. (the “Original Parent”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Permian Resources Corporation (the “New Parent”), Smits Merger Sub I Inc (“Merger Sub I”), Smits Merger Sub II LLC (“Merger Sub II”) and the New Issuer;

WHEREAS, Section 4.1 of the Indenture provides that the Original Issuer may, among other things, merge with or into another Person if, among other things, (a) the Person formed by or surviving such consolidation or merger (if other than the Original Issuer) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia, (b) the Person formed by or surviving any such consolidation or merger (if other than the Original Issuer) assumes all the obligations of the Original Issuer under the Notes and the Indenture pursuant to a supplemental indenture, (c) immediately after such transaction, no Payment Default or Event of Default exists, (d) immediately after giving effect to such transaction and any related financing transaction on a pro forma basis, certain financial tests will be met and (e) the Original Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger and such supplemental indenture, if any, do not violate the Indenture;

WHERAS, pursuant to the Merger Agreement, on the date hereof, (a) the Original Issuer merged with and into the New Issuer, with the New Issuer continuing as the surviving entity, and (b) after being merged with and into Merger Sub II, the Original Parent’s separate corporate existence ceased and Merger Sub II continued as the surviving entity and the direct subsidiary of New Parent;

WHEREAS, Section 3.11 of the Indenture provides that after the Issue Date, the Company is required to cause certain Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Notes;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Guarantors and the Company are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder, to (a) to provide for the assumption of the Original Issuer’s obligations to Holders of the Notes and Note Guarantees in the case of a merger of the Original Issuer, (b) to add any additional guarantee of the Notes and (c) to make any change that does not adversely affect the legal rights under the Indenture; and

WHEREAS, the parties hereto desire to enter into this Supplemental Indenture to evidence (a) the assumption by the New Issuer of all of the obligations of the Original Issuer under the Notes and the Indenture, (b) the assumption by the New Parent of all the rights and obligations of the Original Parent under the Notes and the Indenture and (c) the unconditional guarantee by the Additional Guarantors of all of the obligations under the Notes and the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Additional Guarantors, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

Definitions

Section 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

Section 2.1 Agreement to be Bound. Each Additional Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. Each Additional Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2 Guarantee. Each Additional Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article X of the Indenture.

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ARTICLE III

New Issuer and New Parent

Section 3.1 Assumption of Obligations of New Issuer. The New Issuer hereby agrees, as of the date hereof, to assume, to be bound by and to be liable, as a primary obligor and not as a guarantor or surety, with respect to any and all Obligations under the Notes and the Indenture on the terms of, and subject to the conditions set forth in, the Indenture and all other obligations of the Original Issuer under the Notes and the Indenture as if it were the Original Issuer thereunder (so that from and after the date hereof, the provisions of the Notes and the Indenture referring to the Original Issuer (in each case, referred to as the “Company” therein) shall instead refer to the New Issuer).

Section 3.2 New Parent. New Parent hereby agrees, as of the date hereof, to be bound by the terms of, and subject to the conditions set forth in, the Indenture as if it were the Original Parent thereunder (so that from and after the date hereof, the provisions of the Notes and the Indenture referring to the Original Parent (in each case, referred to as the “Parent” therein) shall instead refer to the New Parent).

ARTICLE IV

Miscellaneous

Section 4.1 Notices. All notices and other communications to the New Issuer, the New Parent and Additional Guarantors shall be given as provided in Section 11.2 of the Indenture.

Section 4.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 4.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.4 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

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Section 4.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 4.7 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 4.8 Trustee’s Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, for or with respect to (i) the proper authorization hereof by the Company or the Guarantors by action or otherwise, (ii) the due execution hereof by the Company or the Guarantors, or (iii) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NEW ISSUER:

PERMIAN RESOURCES OPERATING, LLC, as successor to Earthstone Energy Holdings, LLC

By:	/s/ Guy M. Oliphint
Name:	Guy M. Oliphint
Title: Executive Vice President and Chief Financial Officer

ADDITIONAL GUARANTORS:

PERMIAN RESOURCES CORPORATION, as successor to Earthstone Energy, Inc.
ATLANTIC EXPLORATION, LLC
CENTENNIAL RESOURCE MANAGEMENT, LLC
CL ENERGY, LLC
COLGATE II CORP, LLC
COLGATE ENERGY, LLC
COLGATE ENERGY DEVELOPMENT, LLC
COLGATE MINERALS, LLC
PERMIAN RESOURCES MANAGEMENT, LLC
COLGATE PRODUCTION, LLC
COLGATE RANCH, LLC
HERMOSA RANCH, LLC
TREE SHAKER MINERALS, LLC
TUSKER MIDSTREAM, LLC
READ & STEVENS, INC.

By:	/s/ Guy M. Oliphint
Name:	Guy M. Oliphint
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture – 8.000% Senior Notes]

COLGATE ROYALTIES, LP

By:	COLGATE II CORP, LLC, its general partner

By:	/s/ Guy M. Oliphint
Name:	Guy M. Oliphint
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture – 8.000% Senior Notes]

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael K. Herberger
Name:	Michael K. Herberger
Title:	Vice President

[Signature Page to Supplemental Indenture – 8.000% Senior Notes]

EXISTING GUARANTORS:

EARTHSTONE OIL & GAS HOLDINGS, LLC
EARTHSTONE OIL & GAS TEXAS, LLC
EARTHSTONE OIL & GAS NORTHERN DELAWARE, LLC
EARTHSTONE ENERGY ASSETS, LLC
EARTHSTONE ENERGY OPERATING, LLC
EARTHSTONE OPERATING, LLC
SABINE RIVER ENERGY, LLC
EARTHSTONE PERMIAN LLC
INDEPENDENCE RESOURCES TECHNOLOGIES, LLC

By:	/s/ Guy M. Oliphint
Name:	Guy M. Oliphint
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture – 8.000% Senior Notes]

EXHIBIT A

Additional Guarantors

1.	Permian Resources Corporation, a Delaware corporation

2.	Atlantic Exploration, LLC, a Delaware limited liability company

3.	Centennial Resource Management, LLC, a Delaware limited liability company

4.	CL Energy, LLC, a Texas limited liability company

5.	Colgate II Corp, LLC, a Delaware limited liability company

6.	Colgate Energy, LLC, a Delaware limited liability company

7.	Colgate Energy Development, LLC, a Delaware limited liability company

8.	Colgate Minerals, LLC, a Texas limited liability company

9.	Permian Resources Management, LLC, a Delaware limited liability company

10.	Colgate Production, LLC, a Texas limited liability company

11.	Colgate Ranch, LLC, a Texas limited liability company

12.	Colgate Royalties, LP, a Delaware limited partnership

13.	Hermosa Ranch, LLC, a Delaware limited liability company

14.	Tree Shaker Minerals, LLC, a Texas limited liability company

15.	Tusker Midstream, LLC, a Delaware limited liability company

16.	Read & Stevens, Inc., a New Mexico limited liability company